EXHIBIT 26

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Form SB-2 of our report dated February 22, 2002, except for Note 16 which is as of March 13, 2002, relating to the consolidated financial statements of Brightcube, Inc. (formerly Photoloft, Inc.), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding Brightcube, Inc.'s (formerly Photoloft, Inc.) ability to continue as a going concern.

We also consent to the reference to us under the captain "Experts" in the Prospectus.



San Francisco, California
May 8, 2002


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